EXHIBIT 10.1

EXECUTIVE INCENTIVE PLAN
FOR OFFICERS OF RITE AID CORPORATION

Rite Aid Corporation, a Delaware corporation (the “Company”), hereby adopts The Executive Incentive Plan for Officers of Rite Aid Corporation (the “Plan”), effective with respect to bonuses for fiscal years beginning on or after March 4, 2012.  The objectives of the Plan are to motivate and reward executives to produce results that increase shareholder value and to encourage individual and team behavior that helps the Company achieve both short and long term corporate objectives.

ARTICLE 1
DEFINITIONS

Section 1.1 – Base Compensation.  “Base Compensation” shall mean the Participant’s annual base salary on the last day of the Company’s fiscal year, excluding moving expenses, bonus pay and other payments which are not considered part of regular annual salary.

Section 1.2 – Participant.  “Participant” shall mean any Officer.  “Officer” shall mean any Vice President or above of the Company.

Section 1.4 – Cause.  “Cause” shall mean:  (i) Participant’s gross negligence or willful misconduct in the performance of the duties or responsibilities of his or her position with the Company or any subsidiary, or failure to timely carry out any lawful directive of the Company; (ii) Participant’s misappropriation of any funds or property of the Company or any subsidiary; (iii) the conduct by Participant which is a material violation of Company Policy or, if applicable, his or her Employment Agreement or which materially interferes with the Participant’s ability to perform his or her duties; (iv) the commission by Participant of an act of fraud or dishonesty toward the Company or any subsidiary; (v) Participant’s misconduct or negligence which damages or injures the Company or the Company’s reputation; (vi) Participant is convicted of or pleads to a felony involving moral turpitude; or (vii) the use or imparting by Participant of any confidential or proprietary information of the Company, or any subsidiary in violation of any confidentiality or proprietary agreement to which Participant is a party, all as determined by the Committee or with respect to Participants below the level of Executive Vice President, a committee comprised of three (3) officers selected by the Chief Executive Officer among the principal executive officer, principal operating officer, principal financial officer, principal legal officer and the principal human resources officer.

Section 1.5 – Disability.  “Disability” shall mean any physical or mental disability that prevents Participant from reporting to work for ninety (90) or more consecutive days or leaves Participant unable to engage in any substantial activity.

ARTICLE II
BONUS AWARDS

Section 2.1 – Eligibility.  Each Participant is eligible for a bonus award under this Section.  For each fiscal year of the Company, the Compensation Committee of the Board (the “Committee”) shall establish an objectively determinable performance target under this Section 2.1 which shall include one or more of the following components of overall Company performance:  (i) growth in the Company’s sales; (ii) earnings before interest, taxes, depreciation, amortization and such other items that the Committee deems appropriate; (iii) working capital; (iv) operating profit; (v) earnings (loss) per share on the Company’s Common Stock; (vi) return on equity; (vii) return on invested capital; (viii) net earnings (loss); and (ix) in the Committee’s discretion, one or more components of individual performance or non-financial operating performance measures, or such other performance measures as the Committee deems appropriate.  Achievement of specified levels above the performance target will result in an award to the Participant not to exceed a percentage of Base Compensation determined by the Committee, paid in accordance with Article III.  The Committee shall establish such specified levels above the performance target and the bonus award to be paid at each such specified level.  Prior to the payment of a bonus award, the Committee shall determine in writing the level of performance attained by the Company during the fiscal year to which such bonus award relates.

Section 2.2 – Adjustments to Performance Components.  For each fiscal year of the Company, the Committee may provide for objectively determinable adjustments to any of the performance components under Section 2.1 for one or more of the items of gain, loss, profit or expense:  (i) determined to be extraordinary, unusual or special in nature or infrequent in occurrence; (ii) related to severance, including reduction in force programs; (iii) related to the disposal or acquisition of assets; (iv) related to a change in accounting principle; (v) related to discontinued operations or closed facilities; and (vi) attributable to the business operations of any entity or assets acquired by the Company during the fiscal year.

ARTICLE III
PAYMENT OF BONUS AWARD

Section 3.1 – Payment.  Each bonus award shall be paid as soon as practicable after the end of the fiscal year to which such bonus award relates but in any event no later than the 15th day of the third month following the end of such fiscal year.

ARTICLE IV
PERFORMANCE GOAL

Section 4.1 – Performance Goals.  Any of the performance targets described in Section 2.1, if applicable to such bonus award, shall be established in writing by the Committee not later than ninety (90) days after the commencement of the period of service to which the performance targets relate, provided that the outcome is substantially uncertain at the time the Committee actually establishes the performance targets; and, provided further, that in no event shall the performance targets be established after 25% of the period of service (as scheduled in good faith at the time the performance targets are established) has elapsed.

ARTICLE V
TRANSFERS AND TERMINATIONS

Section 5.1 – Transfers.  For a Participant who moves from one Officer position to another or to a non-Officer position having bonus eligibility or from a non-Officer position having bonus eligibility into an Officer position during a fiscal year, the bonus award for the fiscal year will be the sum of the pro-rata bonus percentage attributable to each position multiplied by the Participant’s Base Compensation.

Section 5.2 – Terminations.  Except as provided by the Committee or, if applicable, by the Participant’s employment agreement, a Participant whose employment, whether voluntarily or involuntarily, is terminated at any time during a fiscal year shall not be eligible to receive a partial year bonus award, except when the reason for leaving the position is for reasons of health or retirement.  A participant whose employment terminates subsequent to the end of a fiscal year but prior to the payment of a bonus award shall not be entitled to receive such bonus award unless (i) otherwise provided by the Committee or by his or her Employment Agreement, if applicable; (ii) such termination of employment is by the Company other than for Cause; or (iii) such termination of employment is by reason of the Participant’s death or disability.

ARTICLE VI
PLAN ADMINISTRATION

Section 6.1 – Duties and Powers of Committee.  It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions.  The Committee shall have the power to interpret the Plan, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan.  Notwithstanding any other provision in the Plan to the contrary, (i) the Committee shall have the right, in its discretion, to pay to any Participant an annual bonus for such year in an amount up to the maximum bonus payable under Section 2.2, based on individual performance or any other criteria that the Company deems appropriate; and (ii) in connection with the hiring of any person who is or becomes an Officer, the Committee may provide for a minimum bonus amount in any fiscal year, regardless of whether performance objectives are attained.

ARTICLE VII
OTHER PROVISIONS

Section 7.1 – Amendment, Suspension or Termination of the Plan.  This Plan does not constitute a promise to pay and may be wholly or partially amended or otherwise modified, suspended or terminated at any time and from time to time by the Board effective for the immediately succeeding fiscal year; provided that any amendment, suspension, modification or termination shall not adversely impact any award once it has been earned.